Exhibit 99.1

Emerald Expositions Reports First Quarter 2017 Financial Results;

Introduces Full Year Fiscal 2017 Guidance

SAN JUAN CAPISTRANO, Calif. – May 25, 2017 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald”) today reported financial results for the first quarter ended March 31, 2017 and provided guidance on management’s current expectations for full year 2017 results.

First Quarter 2017 Highlights

•	Revenues increased 6.1% to $135.7 million, compared to $127.8 million for first quarter 2016

•	Net income increased by approximately $0.1 million to $28.3 million, compared to $28.2 million for first quarter 2016

•	Adjusted EBITDA, a non-GAAP measure, increased 1.7% to $72.9 million, compared to $71.7 million for first quarter 2016

•	Free Cash Flow, a non-GAAP measure, decreased by approximately $1.0 million to $28.5 million, compared to $29.5 million for first quarter 2016

•	Completed two acquisitions (CEDIA Expo and InterDrone) for a combined purchase consideration of approximately $44 million

“I am pleased with our first quarter results where we delivered total revenue growth of 6%, approximately half organic and half from acquisitions,” said David Loechner, President and Chief Executive Officer of Emerald. “We also added two leading shows to the portfolio in the first quarter and our thesis of acquiring shows from associations, as well as from independent owners, continues to be realized.”

Financial & Operational Results

For the first quarter of 2017, Emerald reported revenues of $135.7 million compared to revenues of $127.8 million for the first quarter of 2016, an increase of approximately $7.9 million, or 6.1%. The increase in revenues reflected organic growth of 2.9% and growth from acquisitions of 3.3%.

Cost of revenues of $36.6 million for the first quarter of 2017 increased by 14.9%, or approximately $4.8 million, from $31.8 million for the first quarter of 2016. This increase was mainly attributable to $1.4 million of incremental costs associated with acquisitions, and $1.6 million in higher sponsorship costs (largely related to growth in the Kitchen & Bath Industry Show), with the remaining $1.8 million attributable to two show launches and modest other cost growth.

Selling, General & Administrative expense of $32.0 million for the first quarter of 2017 increased by 21.1%, or approximately $5.6 million, from $26.4 million for the first quarter of 2016. Acquisitions contributed $1.2 million of incremental costs, while transaction and transition costs of $1.9 million were $0.7 million higher than the first quarter of 2016. During the first quarter of 2017 we also incurred $2.6 million of costs related to our IPO and related sale activities. The remaining $1.1 million increase in Selling, General and Administrative expense mainly reflected higher compensation costs.

Net income increased by approximately $0.1 million to $28.3 million from $28.2 million in the first quarter of 2016, largely reflecting lower interest expense due to the refinancing during the fourth quarter of 2016 of Emerald’s previously outstanding 9% Senior Notes with term loans bearing a lower interest rate, and a lower average debt balance in the first quarter of 2017 compared to the first quarter of 2016. These interest cost savings were largely offset by expenses associated with the Company’s initial public offering and other related transaction costs.

For the first quarter of 2017, Adjusted EBITDA was $72.9 million compared to $71.7 million for the first quarter of 2016, an increase of 1.7%. This performance reflected strong revenue growth partially offset by cost of revenue and selling, general and administrative expenses increasing, as expected, at a greater rate than the increase in revenues.

Adjusted EBITDA for the twelve months ended March 31, 2017 was $153.4 million, compared to $152.1 million for the twelve months ended December 31, 2016. Acquisition Adjusted EBITDA for the twelve months ended March 31, 2017 was $162.2 million, compared to $158.5 million for the twelve months ended December 31, 2016. Adjusted EBITDA and Acquisition Adjusted EBITDA are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Acquisition Adjusted EBITDA, see below under the heading “Non-GAAP Financial Information”. For a reconciliation of Adjusted EBITDA and Acquisition Adjusted EBITDA to net income, see Appendix I attached hereto.

Cash Flow

Net cash provided by operations decreased by $1.1 million to $28.8 million for the first quarter of 2017 from $29.9 million in the first quarter of 2016. Timing differences on cash interest reduced net cash provided by operations by approximately $2.4 million, while cash taxes were also $0.8 million higher.

Capital expenditures were $0.3 million for the first quarter of 2017, compared to $0.4 million for the first quarter of 2016.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $28.5 million for the first quarter of 2017, compared to $29.5 million in the first quarter of 2016, and was also impacted adversely by the timing of interest payments discussed above.

For a discussion of our presentation of Free Cash Flow, see below under the heading “Non-GAAP Financial Information”. For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Financial Position

As of March 31, 2017, Emerald’s cash and cash equivalents were $15.9 million and gross debt was $726.2 million. Net debt (gross debt less cash and cash equivalents) was $710.3 million and Emerald’s net debt leverage ratio at the end of the quarter was 4.4 times Acquisition Adjusted EBITDA for the twelve months ended March 31, 2017.

After giving effect to the repayment of $159.2 million of debt with the proceeds of our initial public offering, as well as the recently completed refinancing of our credit facilities, Emerald’s pro forma net debt outstanding was approximately $550 million, or 3.4 times the Acquisition Adjusted EBITDA for the twelve months ended March 31, 2017.

Capital Allocation

On January 26, 2017, we announced the acquisition of CEDIA Expo from the Custom Electronics Design & Installation Association. CEDIA Expo is the premier event in the home technology market, serving industry professionals that manufacture, design and integrate goods and services for the connected home. The next show will take place in San Diego in September 2017.

On March 13, 2017, we announced the acquisition of the International Drone Conference and Exposition (“InterDrone”), the largest commercial unmanned aerial vehicle (UAV) trade show and conference. The next InterDrone show will take place in Las Vegas in September 2017.

On May 24, 2017, the Board of Directors approved the payment of a cash dividend of $0.07 per share for the quarter ending June 30, 2017 to holders of the Company’s common stock. The dividend is expected to be paid on or about June 21, 2017 to stockholders of record on June 7, 2017.

Recent Events

On May 3, 2017, the Company applied the net proceeds of $159.2 million from the April 28, 2017 initial public offering to reduce amounts outstanding under its term loan facility. On May 22, 2017, we refinanced our credit facility to reduce the interest rate payable, significantly extend the maturity profile, achieve more favorable terms and increase the revolver commitments. The new $565 million 7-year term loan B has an interest rate of LIBOR + 300 basis points, which is 75 basis points lower than our previous rate, with a step-down to LIBOR + 275 basis points upon achieving a first lien net leverage ratio of 2.75 times. We also incurred a new $150 million 5-year revolving credit facility, representing an increase of $50 million over the Company’s previous revolving credit facility.

On May 24, 2017, we announced the acquisition of the SIA Snow Show from the SnowSports Industries America (SIA) for cash consideration of approximately $16 million. This acquisition brings the industry’s two premier winter sports trade show brands, Outdoor Retailer and the Snow Show, under the Emerald umbrella.

2017 Full Year Guidance

The Company introduced full year guidance as highlighted below:

•	Total revenue growth of 7.5% to 9.5%, or $348 million to $355 million

•	Organic revenue growth of zero percent to 2.0%

•	Adjusted EBITDA of $154 million to $160 million, or growth of 1.2% to 5.2%

Mr. Loechner noted, “While several very specific issues related to a few of our shows are likely to constrain 2017’s overall organic growth rate, I am pleased with the positioning of our business in the industries that we serve, and I am confident that this portfolio will deliver solid organic growth going forward. Strategic acquisitions will also be an important long-term growth driver for our company to supplement this organic growth.”

The range for 2017 Adjusted EBITDA does not include the impact of the SIA Snow Show acquisition as the 2017 event took place prior to our acquisition of the show; however, it does include approximately $3 million of incremental costs in 2017 associated with operating as a public company and strengthening our internal M&A capabilities.

Conference Call and Webcast Details

The Company will hold a conference call to discuss its first quarter 2017 results at 11:00 am EDT on May 25, 2017. The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13661942. The replay will be available until 11:59 pm EDT on June 1, 2017.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. The online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square footage (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 50 trade shows, including 31 of the top 250 trade shows in the country as ranked by TSNN, as well as numerous other events. In 2016, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.5 million NSF of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Annex I attached hereto.

We use Adjusted EBITDA and Acquisition Adjusted EBITDA because we believe they assist investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA and Acquisition Adjusted EBITDA to assess our financial performance and believe they are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Further, our executive incentive compensation is based in part on Acquisition Adjusted EBITDA. In addition, we use Acquisition Adjusted EBITDA for purposes of calculating compliance with our debt covenants in our senior secured credit facilities. Adjusted EBITDA and Acquisition Adjusted EBITDA should not be considered as alternatives to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee and (x) other items that management believes are not part of our core operations. We define Acquisition Adjusted EBITDA as Adjusted EBITDA for each period presented as further adjusted for the results of shows associated with acquisitions made during such period as if they had been completed as of the first day of the period presented.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains certain forward-looking statements, including full year guidance with respect to revenue growth and an Adjusted EBITDA range. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus dated April 27, 2017 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on May 1, 2017. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, in thousands, except earnings per share)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Revenues	$135,654	$127,796
Cost of revenues	36,589	31,844
Selling, general and administrative expense	31,965	26,392
Depreciation and amortization expense	10,575	9,943

Operating income	56,525	59,617
Interest expense	9,648	13,035

Income before income taxes	46,877	46,582
Provision for income taxes	18,530	18,406

Net income and comprehensive income	$28,347	$28,176

Basic earnings per share	$0.46	$0.46
Diluted earnings per share	$0.44	$0.45
Basic weighted average common shares outstanding	61,866	61,857
Diluted weighted average common shares outstanding	63,785	63,003

.

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$15,850	$14,942
Trade and other receivables, net of allowance for doubtful accounts of $736 and $693 as of March 31, 2017 and December 31, 2016, respectively	84,845	57,576
Prepaid expenses	14,097	23,044

Total current assets	114,792	95,562
Noncurrent assets
Property and equipment, net	3,720	3,778
Goodwill	960,683	930,321
Other intangible assets, net	544,914	541,172
Other noncurrent assets	977	1,686

Total assets	$1,625,086	$1,572,519

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$43,499	$28,234
Deferred revenues	153,240	171,644
Revolving credit facility	15,000	—
Term loan, current portion	8,744	8,744

Total current liabilities	220,483	208,622
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	691,889	693,322
Deferred tax liabilities, net	154,227	140,049
Other noncurrent liabilities	1,638	2,758

Total liabilities	1,068,237	1,044,751

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 61,869 and 61,860 at March 31, 2017 and December 31, 2016, respectively	619	619
Additional paid-in capital	511,068	510,334
Retained earnings	45,162	16,815

Total shareholders’ equity	556,849	527,768

Total liabilities and shareholders’ equity	$1,625,086	$1,572,519

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in millions)

	Three Months Ended March 31,		Twelve Months Ended March 31,	Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income	$28.3	$28.2	$22.3	$22.2
Interest expense	9.6	13.0	48.0	51.4
Loss on extinguishment of debt	—	—	12.8	12.8
Income tax expense	18.5	18.4	14.2	14.1
Depreciation and amortization	10.6	9.9	40.7	40.0
Stock-based compensation	0.6	0.8	2.7	2.9
Deferred revenue adjustment	0.5	—	0.8	0.3
Management fee	0.2	0.2	0.8	0.8
Other items(1)	4.6	1.2	11.1	7.6

Adjusted EBITDA	$72.9	$71.7	$153.4	$152.1

Acquisitions(2)			8.8	6.1

Acquisition Adjusted EBITDA			$162.2	$158.5

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$28.8	$29.9
Less:
Capital expenditures	0.3	0.4

Free Cash Flow	$28.5	$29.5

(1)	Other items for the three months ended March 31, 2017 included: (i) $1.6 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017, (ii) $2.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.3 million in transition costs. Other items for the three months ended March 31, 2016 included: (i) $0.9 million in transaction costs incurred in connection with certain acquisition transactions that were pending as well as acquisitions that were pursued but not completed in the period and (ii) $0.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the twelve months ended March 31, 2017 included: (i) $4.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed in the period, (ii) $3.9 million in legal, audit and consulting fees related to the IPO and other sale activities and (iii) $2.4 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the twelve months ended December 31, 2016 included (i) $4.0 million in transaction costs incurred in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed during 2016, (ii) $1.3 million in legal and consulting fees related to this offering and (iii) $2.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases.

(2)	Reflects the Adjusted EBITDA of acquisitions completed in 2016 and to date in 2017 where the results of such acquisitions have not been captured in our consolidated financial statements for the twelve month period ended March 31, 2017.